Exhibit 99.1

BioSig and Mayo Clinic Collaborate on New R&D Program to Develop Transformative AI and Machine Learning Technologies for its PURE EP™ System

Westport, CT, Feb. 02, 2021 (GLOBE NEWSWIRE) --

○ Global market for AI in healthcare is estimated to reach $45.2 billion by 2026

BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company commercializing an innovative signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced a strategic collaboration with the Mayo Foundation for Medical Education and Research to develop a next-generation AI- and machine learning-powered software for its PURE EP™ system.

The new collaboration will include an R&D program that will expand the clinical value of the Company’s proprietary hardware and software with advanced signal processing capabilities and aim to develop novel technological solutions by combining the electrophysiological signals delivered by the PURE EPÔ and other data sources. The development program will be conducted under the leadership of Samuel J. Asirvatham, M.D., Mayo Clinic’s Vice-Chair of Innovation and Medical Director, Electrophysiology Laboratory, and Alexander D. Wissner- Gross, Ph.D., Managing Director of Reified LLC.

The global market for AI in healthcare is expected to grow from $4.9 billion in 2020 to $45.2 billion by 2026 at an estimated compound annual growth rate (CAGR) of 44.9%1. According to Accenture, key clinical health AI applications, when combined, can potentially create $150 billion in annual savings for the United States healthcare economy by 20262.

“AI-powered algorithms that are developed on superior data from multiple biomarkers could drastically improve the way we deliver therapies, and therefore may help address the rising global demand for healthcare,” commented Kenneth L Londoner, Chairman and CEO of BioSig Technologies, Inc. “We believe that combining the clinical science of Mayo Clinic with the best-in-class domain expertise of Dr. Wissner-Gross and the technical leadership of our engineering team will enable us to develop powerful applications and help pave the way toward improved patient outcomes in cardiology and beyond.”

“Artificial intelligence presents a variety of novel opportunities for extracting clinically actionable information from existing electrophysiological signals that might otherwise be inaccessible. We are excited to contribute to the advancement of this field,” said Dr. Wissner-Gross.

BioSig announced its partnership with Reified LLC, a provider of advanced artificial intelligence-focused technical advisory services to the private sector in late 2019. The new research program builds upon the progress achieved by this collaboration in 2020, which included an abstract for ‘Computational Reconstruction of Electrocardiogram Lead Placement’ presented during the 2020 Computing in Cardiology Conference in Rimini, Italy, and the development of an initial suite of electrophysiological analytics for the PURE EPÔ System.

BioSig signed a 10-year collaboration agreement with Mayo Clinic in March 2017. In November 2019, the Company announced that it signed three new patent and know-how license agreements with the Mayo Foundation for Medical Education and Research.

About BioSig Technologies

BioSig Technologies is a medical technology company commercializing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals (www.biosig.com).

The Company’s first product, PURE EPä System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms; (iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

1 Artificial Intelligence in Healthcare Market with COVID-19 Impact Analysis by Offering, Technology, End-Use Application, End User and Region – Global Forecast to 2026; Markets and Markets

2 Artificial Intelligence (AI): Healthcare’s New Nervous System https://www.accenture.com/us-en/insight-artificial-intelligence-healthcare% C2%A0

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133